 As filed with the Securities and Exchange Commission on June 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

______________________

IDEAL POWER INC.
(Exact name of registrant as specified in its charter)

Delaware	14-1999058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4120 Freidrich Lane, Suite 100

Austin, Texas 78744
(Address of principal executive offices, including zip code)

Ideal Power Inc. Amended & Restated 2013 Equity Incentive Plan
(Full title of the plan)

R. Daniel Brdar

Chief Executive Officer

Ideal Power Inc.

4120 Freidrich Lane, Suite 100

Austin, Texas 78744

(512) 264-1542

(Name, address and telephone number, including area code, of agent for service)

______________________
Copy to:

Ned A. Prusse Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 (303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $ 0.001 par value	350,000	$5.095	$1,783,250.00	$231.47

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the Ideal Power Inc. Amended & Restated 2013 Equity Incentive Plan as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices for the registrant’s common stock as reported by the Nasdaq Capital Market on June 15, 2020.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Ideal Power Inc. relating to 350,000 additional shares of common stock, par value $0.001 per share, authorized to be issued pursuant to the Ideal Power Inc. Amended & Restated 2013 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference in this registration statement:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 31, 2020;

(b)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020;

(c)	The registrant’s Current Reports on Form 8-K filed with the SEC on April 2, 2020, April 14, 2020, April 29, 2020, May 8, 2020 and June 18, 2020, and

(d)	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the SEC on November 21, 2013 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.5 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 31, 2020).

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The registrant’s certificate of incorporation, as amended, and bylaws provide that it will indemnify its directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by the registrant’s stockholders will be prospective only and will not adversely affect any limitation on the liability of any of the registrant’s directors or officers existing as of the time of such repeal or modification.

The registrant’s certificate of incorporation, as amended, provides that no director is liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The registrant has also obtained insurance covering its directors and officers for liability arising out of their respective actions.

Any underwriting agreement will provide for indemnification by the underwriters and the selling stockholders of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise..

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP.
23.1	Consent of Gumbiner Savett Inc.
23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see signature page).
99.1	Ideal Power Inc. Amended & Restated 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on June 18, 2020).

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 18, 2020.

IDEAL POWER INC.

By:	/s/ R. Daniel Brdar
R. Daniel Brdar
Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes R. Daniel Brdar and Timothy W. Burns or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Daniel Brdar	Chief Executive Officer (Principal Executive Officer) and Director	June 18, 2020
R. Daniel Brdar

/s/ Timothy W. Burns	Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2020
Timothy W. Burns

/s/ David Eisenhaure	Director	June 18, 2020
David Eisenhaure

/s/ Michael Turmelle	Director	June 18, 2020
Michael Turmelle

/s/ Ted Lesster	Director	June 18, 2020
Ted Lesster